UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 27, 2010

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 536-1014

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

Goldrich Mining Company announces it has closed on a private placement of its common stock and warrants with proceeds to be used for exploration and development of the Company’s Chandalar property and general corporate purposes. The private placement was oversubscribed and terms of the placement were set when the 20-day weighted volume average price of the stock was approximately $0.23 per share.

The Company sold a total of 4,169,850 units at a price of $0.18 per unit, each unit consisting of one share of the Company’s common stock and one warrant, with each warrant exercisable to purchase one additional common share at $0.36 for a period of two years following the date of issue. The private placement resulted in gross proceeds of approximately $750,000 and net proceeds of approximately $677,000 to the Company.

The terms of the private placement include a call option for the Company. In the event that the common shares trade at a weighted volume average price of greater than $0.72 for a period of 20 consecutive trading days at any time following the issuance of the warrants, the Company may, in its sole discretion, accelerate the expiration date of the warrants by giving written notice to the holders thereof within 10 business days of the occurrence thereof, and in such case, the warrants will expire on the 20th business day after the date on which such notice is given by the Company.  The Company granted resale registration rights to such investors.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

10.1

Form of Unit Subscription Agreement, including Form of Class G. Warrant

99.1

Press Release dated December 31, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: December 28, 2010	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer